UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: August 26, 2015

Date of Earliest Event Reported: August 20, 2015

Principal Solar, Inc.

(Exact name of registrant as specified in its charter)

333-196058
(Commission File Number)

Delaware	27-3096175
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

211 N. Ervay Street, Suite 300

Dallas, TX 75201

(855) 774-7799

(Address and Telephone Number of Registrant's Principal

Executive Offices and Principal Place of Business)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreeement.

On August 20, 2015, Principal Solar, Inc. (the “Company”) issued a Convertible Corporate Promissory Note (the “Note”) to Arowana International Limited (the “Lender”) in the original principal amount of $1,600,000. The Note matures on December 31, 2016, and bears simple interest at the rate of 6% per annum.

The Company used the proceeds from the Note to make investments in Innovative Solar 31, LLC; Innovative Solar 33, LLC; and Innovative Solar 47, LLC (the “Solar Projects”). The Solar Projects serve as collateral for the Company’s obligations under the Note.

The principal amount of the Note may be converted, at the Lender’s option, into limited liability company membership interests in Principal Sunrise V, LLC, at a conversion price determined with reference to the unlevered after tax project IRR that reflects the Lender’s investment valuation of Principal Sunrise V and other projects funds by the proceeds of the Note. The Company may pre-pay the Note at any time without pre-payment premium or penalty.

Subject to satisfactory completion of its due diligence, Lender commits to contribute equity capital in amounts sufficient to fund project development to completion of Principal Sunrise V and other projects funded by the proceeds of the Note. If, following Lender's completion of its due diligence on Principal Sunrise V, the Company and the Lender agree the project does not meet its investment return requirements, the parties agree to work in good faith to identify a substitute solar project as security under the Note.

The parties are obligated to enter into a strategic relationship providing Lender an opportunity to invest in the project equity in each of the Solar Projects, or equivalent substitute projects. Failure of the Company and Lender to reach such agreement on or before September 30, 2015, which such date may be extended by mutual agreement, shall be an Event of Default giving rise to Company's forfeiture of the Collateral to Lender, and the satisfaction and cancellation of the Note.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01 above.

Item 9.01 Financial Statements and Exhibits

Exhibit No.        Description

4.1	Convertible Corporate Promissory Note with Arowana International Limited (August 20, 2015)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

PRINCIPAL SOLAR, INC.

Date: August 26, 2015	By:	/s/ David N. Pilotte
Chief Financial Officer